Exhibit 99.1

Earnings Release and

Supplemental Financial and Operating Information

For the Three and Six Months Ended

June 30, 2026

Earnings Release and Supplemental Financial and Operating Information

News Release

Contact: Katie Reinsmidt, Executive Vice President - Chief Operating Officer, 423.490.8301, Katie.Reinsmidt@cblproperties.com

CBL PROPERTIES REPORTS RESULTS FOR SECOND QUARTER 2026

Q2 2026 Results Reflect Higher Occupancy, Positive Lease Spreads, Same-Center NOI Growth;
Full-Year FFO and SC NOI Guidance Increased

CHATTANOOGA, Tenn. (August 6, 2026) – CBL Properties (NYSE: CBL) announced results for the second quarter ended June 30, 2026. Results of operations as reported in the consolidated financial statements for these periods are prepared in accordance with GAAP. A description of each supplemental non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure is located at the end of this news release.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income attributable to common shareholders	$1.47	$0.08	$2.95	$0.35
Funds from Operations ("FFO")	$1.93	$1.48	$4.71	$2.61
FFO, as adjusted (1)	$1.89	$1.86	$3.62	$3.37
(1)
For a reconciliation of FFO to FFO, as adjusted, for the periods presented, please refer to the footnotes to the Company’s reconciliation of net income (loss) attributable to common shareholders to FFO allocable to Operating Partnership common unitholders on page 9 of this news release.

KEY TAKEAWAYS:

•
Same-center NOI for Q2 2026 and the six months ended June 30, 2026, increased 1.5% and 2.2%, respectively, compared with the prior-year periods. FFO, as adjusted, per share for Q2 2026 was $1.89, compared with $1.86 per share for the prior-year period. FFO, as adjusted, per share for the six months ended June 30, 2026, was $3.62 compared with $3.37 per share for the prior-year period. Results for the quarter contributed to an increase in full-year 2026 guidance (see Outlook and Guidance).
•
Leasing volume during the second quarter 2026 was robust, with nearly 1.3 million square feet of leases signed, including approximately 585,000 square feet of comparable new and renewal leases signed at an 8.8% increase in average rents versus the prior rents.
•
Same-center tenant sales per square foot for the second quarter 2026 increased approximately 2.2% as compared with the prior-year period. Same-center tenant sales per square foot for the rolling 12-months ended June 30, 2026, of $455, increased 3.9% as compared with the prior-year period.
•
Portfolio occupancy was 90.4% as of June 30, 2026, an increase of 160 bps from portfolio occupancy of 88.8% as of June 30, 2025. Bankruptcy-related store closures, representing approximately 76,000 square feet, negatively impacted mall occupancy by nearly 54 basis points compared with the prior-year period.
•
As of June 30, 2026, the Company had $322.7 million of unrestricted cash and marketable securities, including CBL's share of joint venture cash of $20.3 million.
•
On August 5, 2026, CBL's Board of Directors approved a dividend of $0.625 per common share for the third quarter of 2026, representing an annual dividend of $2.50 per share.
•
During the quarter, CBL generated gross proceeds from dispositions of nearly $60.0 million at CBL's share, including the sale of Hammock Landing, an open-air center in West Melbourne, FL, and the sale of land to multi-family developers at two properties. The disposition of undeveloped land represents opportunities where CBL has taken advantage of under-utilized parking lots and undeveloped parcels to add density to its market-dominant mall properties and realize the embedded value of land across its portfolio.

“CBL posted excellent second quarter operational and financial results, building on the strong momentum generated in the first quarter," said Stephen D. Lebovitz, Chief Executive Officer of CBL Properties. "The results were highlighted by a 1.5% year-over-year increase in same-center NOI, supported by base rent escalations and higher occupancy levels. Leasing demand across our portfolio remained robust as we continued to diversify our tenant mix with new retail, dining, entertainment and experiential uses. During the quarter, we signed nearly 1.3 million square feet of new and renewal leases, generating more than $8.1 million in additional annual rent. Comparable lease spreads averaged an increase of 8.8%, with new leases achieving rent increases of 35% over prior rents, highlighting the mark-to-market opportunity embedded in our portfolio. Portfolio occupancy ended the quarter at 90.4%, an improvement of 160 basis points from a year ago, as our leasing team successfully executed on both anchor and small-shop merchandising opportunities.

“We have made significant progress transforming our balance sheet through refinancing activity completed year to date, including the refinancing of the $634 million legacy term loan in March. These transactions extended our maturity profile, enhanced annual free cash flow and positioned CBL to invest in value-creating opportunities and increase returns to shareholders. We closed on the sale of Hammock Landing in West Melbourne, Florida, at an 8% cap rate, which generated net proceeds to CBL of approximately $26.0 million. In addition, we realized significant value from outparcel and land sales this quarter, generating more than $19 million in proceeds, including sales to two multi-family developers. Our cash balance at the end of the quarter is in excess of $320 million, providing strong liquidity and reserves for additional investment.

"While we are closely watching the impact of macroeconomic factors on our business, we are encouraged by the quality and pace of our leasing pipeline and the progress we are making on the portfolio repositioning strategy that is defining the next chapter of CBL. We were pleased to raise and tighten our full-year guidance range for FFO and NOI, reflecting the strength of our execution through the first half of the year. We remain focused on building further momentum, driving additional operational improvements across the portfolio and creating durable, long-term value for shareholders.”

Same-center Net Operating Income (“NOI”) (1):

	Three Months Ended June 30,
	2026	2025
Total Revenues	$144,002	$142,369
Total Expenses	$(46,349)	$(46,152)
Total portfolio same-center NOI	$97,653	$96,217
Total same-center NOI percentage change	1.5%

Estimate for uncollectable revenues (recovery)	$1,240	$300

(1)
CBL’s definition of same-center NOI excludes the impact of lease termination fees and certain non-cash items such as straight-line rents and reimbursements, write-offs of landlord inducements and net amortization of above and below market leases.

Same-center NOI for the second quarter 2026 increased $1.4 million. Rental revenue growth of $1.6 million was driven by improvement in rental revenue from higher occupancy and a $0.4 million increase in percentage rent. Total operating expense during the second quarter increased $0.2 million. The net increase was a result of $1.2 million higher property operating expenses and $0.3 million higher maintenance and repair expense, offset by a $1.3 million favorable impact from real estate taxes. The estimate for uncollectable revenues negatively impacted the quarter by approximately $0.9 million.

	Six Months Ended June 30,
	2026	2025
Total Revenues	$287,043	$283,346
Total Expenses	$(95,268)	$(95,700)
Total portfolio same-center NOI	$191,775	$187,646
Total same-center NOI percentage change	2.2%

Estimate for uncollectable revenues (recovery)	$2,603	$1,219

Same-center NOI for the six months ended June 30, 2026, increased $4.1 million. A $1.1 million increase in percentage rents and higher rental revenue from occupancy improvements and contractual rent escalation contributed to the $3.4 million increase in rental revenues. Total operating expense declined $0.4 million during the current period, primarily driven by the $2.7 million improvement in real estate taxes. Property operating expense increased $2.5 million, while maintenance and repair expense declined $0.2 million. The estimate for uncollectable revenues negatively impacted the current period by approximately $1.4 million.

PORTFOLIO OPERATIONAL RESULTS

Occupancy(1):

	As of June 30,
	2026	2025
Total portfolio	90.4%	88.8%
Malls, lifestyle centers and outlet centers:
Total malls	88.3%	86.2%
Total lifestyle centers	92.7%	90.8%
Total outlet centers	91.5%	91.2%
Total same-center malls, lifestyle centers and outlet centers	88.9%	88.9%
Open-air centers	95.0%	93.6%
All Other Properties	94.5%	91.0%

(1)
Occupancy for malls, lifestyle centers and outlet centers represent percentage of in-line gross leasable area under 20,000 square feet occupied. Occupancy for open-air centers represents percentage of gross leasable area occupied.

New and Renewal Leasing Activity of Same Small Shop Space Less Than 10,000 Square Feet:

% Change in Average Gross Rent Per Square Foot:
	Three Months Ended June 30,	Six Months Ended June 30,
	2026	2026
All Property Types	8.8%	7.5%
Stabilized Malls, Lifestyle Centers and Outlet Centers	8.2%	7.1%
New leases	35.7%	41.7%
Renewal leases	3.1%	2.0%
Open-air Centers	18.4%	17.6%

Same-Center Sales Per Square Foot for In-line Tenants 10,000 Square Feet or Less:

	Sales Per Square Foot for the Trailing Twelve Months Ended June 30,
	2026	2025	% Change
Malls, lifestyle centers and outlet centers same-center sales per square foot	$455	$438	3.9%

DIVIDEND

On August 5, 2026, CBL announced a cash dividend of $0.625 per common share for the quarter ending September 30, 2026. The dividend equates to an annual dividend payment of $2.50 per common share. The dividend is payable on September 30, 2026, to shareholders of record as of September 15, 2026.

FINANCING ACTIVITY

Year-to-date, CBL has executed $925.1 million of financing activity, including the March refinancing of its $634.0 million term loan. The completed financings materially strengthened CBL's financial position, reduced near-term maturity risk, and unlocked more than $38 million of previously restricted cash flow. CBL's pro rata share of debt was reduced by $65.4 million compared with the prior period-end. Following these transactions, CBL's limited remaining debt maturities over the next few years are concentrated among some of the Company's highest-quality assets. As a result, CBL's balance sheet is well positioned and provides increased financial flexibility.

Refinancing and Loan Modification Activity

In August, CBL and its joint venture partner closed on the extension and modification of the $30.7 million loan (at 100%) secured by The Outlet Shoppes at Laredo in Laredo, TX. At closing the loan balance was reduced by $850,000 and the maturity extended through the end of November 2026.

In May, CBL closed a $71.9 million non‑recourse loan secured by Hamilton Place in Chattanooga, Tennessee. The five‑year loan bears a fixed interest rate of 6.8% and replaces the property’s existing $85.5 million loan, which was scheduled to mature in June.

CBL also completed the refinancing of Fayette Mall, a dominant super-regional enclosed mall located in Lexington, Kentucky. The financing replaces the existing $98.6 million loan with a new $97.5 million, five‑year non-recourse CMBS loan with a fixed interest rate of approximately 7.25%. The new loan’s more favorable amortization structure results in approximately $5.0 million in additional cash flow to CBL.

CBL closed on a modification of the $32.4 million loan secured by Volusia Mall in Daytona Beach, FL, in May, extending its maturity to October 2026.

In April, CBL closed on a $43.0 million non-recourse loan secured by Northwoods Mall in N. Charleston, SC. The new five-year loan bears a fixed interest rate of 9.1%. Proceeds from the loan, as well as approximately $7.5 million of existing escrows, were used to retire the existing $46.8 million loan secured by the property, which was scheduled to mature this month. Under the prior loan, cash flows have been swept by the lender since April 2021. The refinancing is expected to release over $3.0 million of previously restricted cash flow.

Additionally in April, CBL and its joint venture partner closed on a $6.6 million ($3.3 million at CBL's share) non-recourse, five-year loan secured by Coastal Grand Mall - Dick's Sporting Goods.

In March, CBL successfully refinanced its existing $634.0 million term loan through two complementary transactions including a $425.0 million non-recourse financing secured by a pool of primarily mall properties and a $176.1 million floating-rate bank loan primarily secured by a pool of strong open-air lifestyle centers. The financing resulted in an increase in estimated annual free cash flow of more than $30 million.

Other Financing Activity

Four loans aggregating approximately $189.6 million (at CBL's share) of non-recourse mortgage debt are in the process of being resolved through lender-directed sale, foreclosure or conveyance. Once complete, these transactions will eliminate the associated debt and simplify CBL’s portfolio and balance sheet.

In February, Jefferson Mall in Louisville, KY, was placed into receivership and was deconsolidated due to the loss of control. CBL is cooperating with the lender to facilitate a foreclosure of the asset, which is secured by a $48.6 million non-recourse loan.

In May, The Outlet Shoppes at Gettysburg in Gettysburg, PA, was placed into receivership. CBL is cooperating with the lender to facilitate a foreclosure of the asset, which is secured by a $9.7 million non-recourse loan (at CBL's share).

CBL is in discussions with the lenders for Arbor Place Mall in Douglasville, GA ($83.0 million) and Parkdale Mall and Crossing in Beaumont, TX ($48.3 million), and intends to cooperate with the sale, foreclosure or conveyance of the properties in satisfaction of the debt.

TRANSACTION ACTIVITY

Year-to-date, CBL has generated gross sales proceeds at CBL's share of more than $61.4 million.

In May, CBL along with its joint venture partner, closed on the sale of Hammock Landing, a 397,000 square-foot open-air center in West Melbourne, FL, for $78.5 million, including the assumption of the $43.8 million loan. The sales of Hammock Landing at an 8% cap rate, along with the first quarter sale of related infrastructure bonds, generated approximately $26 million of cash proceeds to CBL.

During the quarter, CBL generated approximately $19.2 million in gross proceeds from dispositions of six land parcels and other outparcels including more than 15 acres of available land for multi-family development at two properties: CoolSprings Galleria in Nashville, TN and Harford Mall in Bel Air, MD. The sales are consistent with CBL’s ongoing strategy of unlocking value from underappreciated land and assets that can be redeployed into higher-yielding opportunities.

STOCK REPURCHASE PROGRAM

On November 5, 2025, CBL's Board of Directors authorized a stock repurchase program for the Company to buy up to $25 million of its common stock. CBL has acquired 363,676 shares of CBL common stock for $12.0 million under the program since authorization. No shares were acquired during the second quarter.

OUTLOOK AND GUIDANCE

CBL is providing updated FFO, as adjusted, guidance for 2026 in the range of $7.15 - $7.25 per share. The guidance reflects transaction and financing activity completed year-to-date, including the impact of the Q2 '26 sale of Hammock Landing and a gain on an outparcel sale closed in the second quarter. Management anticipates same-center NOI for full-year 2026 in the range of 0.0% to 1.5%. Parkdale Mall and Crossing have been removed from the same-center pool, reflecting CBL's cooperation with the lender on a sale, foreclosure or conveyance of the property.

	Low	High
2026 Net Income (in millions)
2026 FFO, as adjusted (in millions)	$221.7	$224.7
2026 WA Share Count	31.0	31.0
2026 FFO, as adjusted, per share	$7.15	$7.25
2026 Same-Center NOI ("SC NOI") (in millions) (1)	$389.2	$395.0
2026 change in same-center NOI	0.0%	1.50%

Reconciliation of GAAP Earnings Per Share to 2026 FFO, as Adjusted, Per Share:

	Low	High
Expected diluted earnings per common share	$3.04	$3.14
Depreciation and amortization	4.97	4.97
Gain on depreciable property	(0.77)	(0.77)
Expected FFO, per diluted, fully converted common share	7.24	7.34
Debt discount accretion, net of noncontrolling interests' share	0.60	0.60
Adjustment for unconsolidated affiliates with negative investment	0.59	0.59
Non-cash interest expense	0.05	0.05
Gain on deconsolidation	(1.33)	(1.33)
Expected FFO, as adjusted, per diluted, fully converted common share	$7.15	$7.25

Reconciliation of Net Income to SC NOI (in millions):

	Low	High
Net income (loss)	$100.0	$103.1
Adjustments (1):
Depreciation and amortization	154.3	154.3
Gain on sales of depreciable property	(24.0)	(24.0)
Adjustments for unconsolidated affiliates(2)	20.2	20.2
Non-comparable property NOI	(57.9)	(57.9)
Other (income) expenses, net(3)	139.7	139.7
Non-property (income) expenses, net(4)	56.9	59.6
Total Same-Center NOI	$389.2	$395.0

(1) Adjustments are based on our Operating Partnership’s pro rata ownership share, including our share of unconsolidated affiliates and excluding noncontrolling interests’ share of consolidated properties

(2) GAAP adjustments for unconsolidated affiliates, including those with negative investment.

(3) Property-level (income) expenses, net, that are not included in NOI, including but not limited to, interest expense, gains on sales of non-depreciable real estate assets, straight-line rent and above- and below-market lease amortization.

(4) Non-property (income) expenses, net, that are not included in NOI, including but not limited to, fee income and general and administrative expenses.

2026 Estimate of Capital Items (in millions):

	Low	High
2026 Estimated maintenance capital/tenant allowances (1)	$55.0	$65.0
2026 Estimated development/redevelopment expenditures	5.0	10.0
2026 Estimated principal amortization (including est. term loan ECF)	58.0	63.0
Total Estimate	$118.0	$138.0

(1) Excludes amounts related to properties which have 100% of the cash flows from such properties restricted under the terms of the respective loan agreements as further described on page 19 of the Financial Supplement.

ABOUT CBL PROPERTIES

Headquartered in Chattanooga, TN, CBL Properties owns and manages a national portfolio of market-dominant properties located in dynamic and growing communities. CBL’s owned and managed portfolio is comprised of 85 properties totaling 54.8 million square feet across 23 states, including 54 high-quality enclosed malls, outlet centers and lifestyle retail centers as well as more than 20 open-air centers and other assets. CBL seeks to continuously strengthen its company and portfolio through active management, aggressive leasing and profitable reinvestment in its properties. For more information visit cblproperties.com.

NON-GAAP FINANCIAL MEASURES

Funds From Operations

FFO is a widely used non-GAAP measure of the operating performance of real estate companies that supplements net income (loss) determined in accordance with GAAP. The National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss) (computed in accordance with GAAP) excluding gains or losses on sales of depreciable operating properties and impairment losses of depreciable properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. We define FFO as defined above by NAREIT. The Company’s method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

The Company believes that FFO provides an additional indicator of the operating performance of its properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, the Company believes that FFO enhances investors’ understanding of its operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of the Company’s properties and interest rates, but also by its capital structure.

The Company believes FFO allocable to Operating Partnership common unitholders is a useful performance measure since it conducts substantially all of its business through its Operating Partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the Operating Partnership.

In the reconciliation of net income (loss) attributable to the Company’s common shareholders to FFO allocable to Operating Partnership common unitholders, located in this earnings release, the Company makes an adjustment to add back noncontrolling interest in income (loss) of its Operating Partnership in order to arrive at FFO of the Operating Partnership common unitholders.

FFO does not represent cash flows from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income (loss) for purposes of evaluating the Company’s operating performance or to cash flow as a measure of liquidity.

The Company believes that it is important to identify the impact of certain significant items on its FFO measures for a reader to have a complete understanding of the Company’s results of operations. Therefore, the Company has also presented adjusted FFO measures excluding these items from the applicable periods. Please refer to the reconciliation of net income (loss) attributable to common shareholders to FFO allocable to Operating Partnership common unitholders on page 9 of this news release for a description of these adjustments.

Same-center Net Operating Income

NOI is a supplemental non-GAAP measure of the operating performance of the Company’s shopping centers and other properties. The Company defines NOI as property operating revenues (rental revenues, tenant reimbursements and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs).

The Company computes NOI based on the Operating Partnership’s pro rata share of both consolidated and unconsolidated properties. The Company believes that presenting NOI and same-center NOI (described below) based on its Operating Partnership’s pro rata share of both consolidated and unconsolidated properties is useful since the Company conducts substantially all of its business through its Operating Partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of the Company’s common shareholders and the noncontrolling interest in the Operating Partnership. The Company's definition of NOI may be different than that used by other companies and, accordingly, the Company's calculation of NOI may not be comparable to that of other companies.

Since NOI includes only those revenues and expenses related to the operations of the Company’s shopping center properties, the Company believes that same-center NOI provides a measure that reflects trends in occupancy rates, rental rates, sales at the malls and operating costs and the impact of those trends on the Company’s results of operations. The Company’s calculation of same-center NOI excludes lease termination income, straight-line rent adjustments, amortization of above and below market lease intangibles and write-off of landlord inducement assets in order to enhance the comparability of results from one period to another. A reconciliation of same-center NOI to net income (loss) is located at the end of this earnings release.

Pro Rata Share of Debt

The Company presents debt based on the carrying value of its pro rata ownership share (including the carrying value of the Company’s pro rata share of unconsolidated affiliates and excluding noncontrolling interests’ share of consolidated properties) because it believes this provides investors a clearer understanding of the Company’s total debt obligations which affect the Company’s liquidity. A reconciliation of the Company’s pro rata share of debt to the amount of debt on the Company’s condensed consolidated balance sheet is located at the end of this earnings release.

Information included herein contains “forward-looking statements” within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to the Company’s various filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K, and the “Management's Discussion and Analysis of Financial Condition and Results of Operations” included therein, for a discussion of such risks and uncertainties.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Consolidated Statements of Operations

(Unaudited; in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
REVENUES:
Rental revenues	$142,014	$136,453	$283,387	$273,813
Management, development and leasing fees	1,159	1,357	2,768	2,674
Other	3,306	3,095	6,292	6,186
Total revenues	146,479	140,905	292,447	282,673
EXPENSES:
Property operating	(25,797)	(23,583)	(54,030)	(49,461)
Depreciation and amortization	(36,283)	(39,702)	(74,381)	(85,243)
Real estate taxes	(14,055)	(15,027)	(28,121)	(30,758)
Maintenance and repairs	(10,841)	(10,372)	(23,174)	(23,838)
General and administrative	(14,782)	(15,188)	(33,369)	(35,895)
Loss on impairment	—	(1,457)	—	(1,457)
Other	—	(30)	30	(30)
Total expenses	(101,758)	(105,359)	(213,045)	(226,682)
OTHER INCOME (EXPENSES):
Interest and other income	3,089	3,164	6,449	6,632
Interest expense	(42,716)	(43,959)	(82,615)	(88,184)
Loss on extinguishment of debt	—	—	—	(217)
Gain on deconsolidation	5,925	—	41,259	—
Gain on sales of real estate assets	13,633	1,339	15,035	22,871
Income tax (provision) benefit	(642)	(369)	588	102
Equity in earnings of unconsolidated affiliates	22,311	6,437	32,588	13,350
Total other income (expenses), net	1,600	(33,388)	13,304	(45,446)
Net income	46,321	2,158	92,706	10,545
Net (income) loss attributable to noncontrolling interests in:
Operating Partnership	(8)	(2)	(16)	(8)
Other consolidated subsidiaries	131	603	241	1,011
Net income attributable to the Company	46,444	2,759	92,931	11,548
Earnings allocable to unvested restricted stock	(1,086)	(192)	(2,170)	(769)
Net income attributable to common shareholders	$45,358	$2,567	$90,761	$10,779
Basic and diluted per share data attributable to common shareholders:
Basic earnings per share	$1.50	$0.08	$3.01	$0.35
Diluted earnings per share	1.47	0.08	2.95	0.35
Weighted-average basic shares	30,221	30,456	30,203	30,438
Weighted-average diluted shares	30,936	30,742	30,808	30,726

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

The Company's reconciliation of net income attributable to common shareholders to FFO allocable to Operating Partnership common unitholders is as follows:

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income attributable to common shareholders	$45,358	$2,567	$90,761	$10,779
Noncontrolling interest in income of Operating Partnership	8	2	16	8
Earnings allocable to unvested restricted stock	(347)	(524)	(1,239)	(493)
Depreciation and amortization expense of:
Consolidated properties	36,283	39,702	74,381	85,243
Unconsolidated affiliates	3,111	3,256	6,255	6,688
Non-real estate assets	(227)	(247)	(440)	(494)
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(322)	(379)	(675)	(805)
Loss on impairment, including our share of unconsolidated affiliates, net of taxes	—	1,078	—	1,078
Gain on depreciable property, net of taxes	(24,013)	—	(24,013)	(21,706)
FFO allocable to Operating Partnership common unitholders	59,851	45,455	145,046	80,298
Debt discount accretion, including our share of unconsolidated affiliates and net of noncontrolling interests' share (1)	5,143	9,197	10,822	18,404
Adjustment for unconsolidated affiliates with negative investment (2)	(1,781)	2,102	(4,665)	3,636
Non-cash default interest expense (3)	1,042	517	1,589	880
Gain on deconsolidation (4)	(5,925)	—	(41,259)	—
Loss on extinguishment of debt (5)	—	—	—	217
FFO allocable to Operating Partnership common unitholders, as adjusted	$58,330	$57,271	$111,533	$103,435
FFO per diluted share	$1.93	$1.48	$4.71	$2.61
FFO, as adjusted, per diluted share	$1.89	$1.86	$3.62	$3.37
Weighted-average common and potential dilutive common units outstanding	30,941	30,748	30,813	30,731
(1)
In conjunction with the acquisition of the Company's partners' 50% joint venture interests in CoolSprings Galleria, Oak Park Mall and West County Center and the implementation of fresh start accounting upon emergence from bankruptcy, the Company recognized debt discounts equal to the difference between the outstanding balance of mortgage notes payable and the estimated fair value of such mortgage notes payable. The debt discounts are accreted as additional interest expense over the terms of the respective mortgage notes payable using the effective interest method.
(2)
Represents the Company’s share of the earnings (losses) before depreciation and amortization expense of unconsolidated affiliates where the Company is recognizing equity in earnings (losses) on a cash basis because its investment in the unconsolidated affiliate is below zero.
(3)
The three and six months ended June 30, 2026 and 2025 include default interest on loans past their maturity date.
(4)
During the three months ended June 30, 2026, the Company deconsolidated The Outlet Shoppes at Gettysburg due to a loss of control when the property was placed into receivership in connection with the foreclosure process. During the six months ended June 30, 2026, the Company deconsolidated Jefferson Mall and The Outlet Shoppes at Gettysburg due to a loss of control when the properties were placed into receivership in connection with the foreclosure process.
(5)
During the six months ended June 30, 2025, the Company made a partial paydown on the 2032 non-recourse bank loan and recognized loss on extinguishment of debt related to a prepayment fee.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Diluted EPS attributable to common shareholders	$1.47	$0.08	$2.95	$0.35
Add amounts per share included in FFO:
Earnings allocable to unvested restricted stock	(0.01)	(0.02)	(0.04)	(0.02)
Eliminate amounts per share excluded from FFO:
Depreciation and amortization expense, including amounts from consolidated properties, unconsolidated affiliates, non-real estate assets and excluding amounts allocated to noncontrolling interests	1.25	1.38	2.58	2.95
Loss on impairment, net of taxes	—	0.04	—	0.04
Gain on depreciable property, net of taxes	(0.78)	—	(0.78)	(0.71)
FFO per diluted share	$1.93	$1.48	$4.71	$2.61

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
SUPPLEMENTAL FFO INFORMATION:
Lease termination fees	$93	$438	$474	$1,401

Straight-line rental income adjustment (1)	$577	$824	$990	$431

Gain on outparcel sales, net of taxes	$1,813	$1,954	$3,146	$2,720

Net amortization of acquired above- and below-market leases (1)	$(2,912)	$(2,690)	$(5,625)	$(6,536)

Income tax (provision) benefit	$(642)	$(369)	$588	$102

Abandoned projects expense	$—	$(27)	$—	$(27)

Interest capitalized	$111	$137	$233	$250

Estimate of uncollectable revenues	$(1,331)	$(731)	$(2,939)	$(1,553)

			As of June 30,
			2026	2025
Straight-line rent receivable			$26,016	$23,894

(1)
The current-year presentation is based on effective ownership percentages in certain unconsolidated joint ventures while the prior-year period was based on stated ownership percentages. The difference between the effective ownership and stated ownership percentages is due to differences in capital contributions between joint venture partners and related preferred returns.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Same-center Net Operating Income

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$46,321	$2,158	$92,706	$10,545
Adjustments:
Depreciation and amortization	36,283	39,702	74,381	85,243
Depreciation and amortization from unconsolidated affiliates	3,111	3,256	6,255	6,688
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(322)	(379)	(675)	(805)
Interest expense	42,716	43,959	82,615	88,184
Interest expense from unconsolidated affiliates	6,210	7,401	12,485	14,691
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(691)	(1,098)	(1,468)	(2,112)
Abandoned projects expense	—	27	—	27
Gain on sales of real estate assets	(13,633)	(1,339)	(15,035)	(22,871)
Gain on sales of real estate assets of unconsolidated affiliates	(12,224)	(832)	(12,130)	(1,867)
Adjustment for unconsolidated affiliates with negative investment	(1,781)	2,102	(4,665)	3,636
Loss on extinguishment of debt	—	—	—	217
Gain on deconsolidation	(5,925)	—	(41,259)	—
Loss on impairment	—	1,457	—	1,457
Income tax provision (benefit)	642	369	(588)	(102)
Lease termination fees	(93)	(438)	(474)	(1,401)
Straight-line rent and above- and below-market lease amortization (1)	2,335	1,866	4,635	6,105
Net loss attributable to noncontrolling interests in other consolidated subsidiaries	131	603	241	1,011
General and administrative expenses	14,782	15,188	33,369	35,895
Management fees and non-property level revenues (1)	(3,467)	(3,945)	(7,513)	(8,137)
Operating Partnership's share of property NOI (1)	114,395	110,057	222,880	216,404
Non-comparable NOI (1)	(16,742)	(13,840)	(31,105)	(28,758)
Total same-center NOI (2)	$97,653	$96,217	$191,775	$187,646
Total same-center NOI percentage change	1.5%		2.2%
(1)
The Company has reclassified amounts from management fees and non-property level revenues to the identified line items to conform to the current-year presentation. The current-year presentation is based on effective ownership percentages in certain unconsolidated joint ventures while the prior-year period was based on stated ownership percentages. The difference between the effective ownership and stated ownership percentages is due to differences in capital contributions between joint venture partners and related preferred returns.
(2)
CBL defines NOI as property operating revenues (rental revenues, tenant reimbursements and other income), less property operating expenses (property operating, real estate taxes and maintenance and repairs). NOI excludes lease termination income, straight-line rent adjustments, amortization of above and below market lease intangibles and write-offs of landlord inducement assets. We include a property in our same-center pool when we own all or a portion of the property as of June 30, 2026, and we owned it and it was in operation for both the entire preceding calendar year and the current year-to-date reporting period ending June 30, 2026. New properties are excluded from same-center NOI, until they meet these criteria. Properties excluded from the same-center pool that would otherwise meet these criteria are properties which are under major redevelopment or being considered for repositioning, where we intend to renegotiate the terms of the debt secured by the related property or return the property to the lender. The Company calculates same-center NOI based on stated ownership percentages.

Same-center Net Operating Income

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Malls	$66,328	$66,376	$130,810	$129,156
Outlet centers	5,139	4,876	10,337	10,047
Lifestyle centers	10,044	9,168	19,119	17,723
Open-air centers	10,287	10,089	20,308	19,669
Outparcels and other	5,855	5,708	11,201	11,051
Total same-center NOI	$97,653	$96,217	$191,775	$187,646
Percentage Change:
Malls	(0.1)%		1.3%
Outlet centers	5.4%		2.9%
Lifestyle centers	9.6%		7.9%
Open-air centers	2.0%		3.2%
Outparcels and other	2.6%		1.4%
Total same-center NOI	1.5%		2.2%

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Company's Share of Consolidated and Unconsolidated Debt

(Dollars in thousands)

	As of June 30, 2026
	Fixed Rate	Variable Rate	Total Debt	Unamortized Deferred Financing Costs	Unamortized Debt Discounts (1)	Total, net
Consolidated debt	$1,842,642	$281,760	$2,124,402	$(29,708)	$(60,683)	$2,034,011
Noncontrolling interests' share of consolidated debt	(12,653)	(10,738)	(23,391)	177	—	(23,214)
Company's share of unconsolidated affiliates' debt	316,655	9,190	325,845	(2,389)	—	323,456
Other debt (2)	106,636	—	106,636	—	—	106,636
Company's share of consolidated, unconsolidated and other debt	$2,253,280	$280,212	$2,533,492	$(31,920)	$(60,683)	$2,440,889
Weighted-average interest rate	6.27%	7.64%	6.43%

	As of June 30, 2025
	Fixed Rate	Variable Rate	Total Debt	Unamortized Deferred Financing Costs	Unamortized Debt Discounts (1)	Total, net
Consolidated debt	$1,374,192	$864,270	$2,238,462	$(6,619)	$(92,067)	$2,139,776
Noncontrolling interests' share of consolidated debt	(24,108)	(11,193)	(35,301)	102	873	(34,326)
Company's share of unconsolidated affiliates' debt	366,041	29,662	395,703	(2,381)	—	393,322
Company's share of consolidated, unconsolidated and other debt	$1,716,125	$882,739	$2,598,864	$(8,898)	$(91,194)	$2,498,772
Weighted-average interest rate	5.16%	7.43%	5.93%
(1)
In conjunction with the acquisition of the Company's partners' 50% joint venture interests in CoolSprings Galleria, Oak Park Mall and West County Center and the implementation of fresh start accounting upon emergence from bankruptcy, the Company recognized debt discounts equal to the difference between the outstanding balance of mortgage notes payable and the estimated fair value of such mortgage notes payable. The debt discounts are accreted as additional interest expense over the terms of the respective mortgage notes payable using the effective interest method. The Company recognized the debt discounts associated with the acquisition of its partner's 50% joint venture interests in CoolSprings Galleria, Oak Park Mall and West County Center in December 2024.
(2)
Includes the outstanding loan balances of three deconsolidated properties, Jefferson Mall, The Outlet Shoppes at Gettysburg and Southpark Mall, due to a loss of control when the properties were placed into receivership in connection with the foreclosure processes.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Consolidated Balance Sheets

(Unaudited; in thousands, except share data)

	June 30,	December 31,
	2026	2025
ASSETS
Real estate assets:
Land	$601,547	$601,553
Buildings and improvements	1,646,866	1,619,988
	2,248,413	2,221,541
Accumulated depreciation	(389,994)	(355,900)
	1,858,419	1,865,641
Developments in progress	9,440	10,533
Net investment in real estate assets	1,867,859	1,876,174
Cash and cash equivalents	101,280	42,287
Restricted cash	101,340	110,665
Available-for-sale securities - at fair value (amortized cost of $201,402 and $292,646 as of June 30, 2026 and December 31, 2025, respectively)	201,169	293,087
Receivables:
Tenant	41,833	46,489
Other	1,692	1,562
Investments in unconsolidated affiliates	81,704	85,941
In-place leases, net	123,808	144,046
Intangible lease assets and other assets	116,533	128,848
	$2,637,218	$2,729,099
LIABILITIES AND EQUITY
Mortgage and other indebtedness, net	$2,034,011	$2,170,785
Accounts payable and accrued liabilities	180,968	193,640
Total liabilities	2,214,979	2,364,425
Shareholders' equity:
Common stock, $.001 par value, 200,000,000 shares authorized, 30,942,757 and 30,322,052 issued and outstanding as of June 30, 2026 and December 31, 2025, respectively (in each case, excluding 34 treasury shares)	31	30
Additional paid-in capital	686,163	687,424
Accumulated other comprehensive (loss) income	(48)	443
Accumulated deficit	(258,710)	(312,961)
Total shareholders' equity	427,436	374,936
Noncontrolling interests	(5,197)	(10,262)
Total equity	422,239	364,674
	$2,637,218	$2,729,099

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Condensed Combined Financial Statements - Unconsolidated Affiliates

(Unaudited; in thousands)

	June 30, 2026	December 31, 2025
ASSETS:
Investment in real estate assets	$1,190,238	$1,255,163
Accumulated depreciation	(558,942)	(574,364)
	631,296	680,799
Developments in progress	3,643	1,315
Net investment in real estate assets	634,939	682,114
Other assets	124,244	135,138
Total assets	$759,183	$817,252
LIABILITIES:
Mortgage and other indebtedness, net	$730,242	$715,013
Other liabilities	31,994	23,468
Total liabilities	762,236	738,481
OWNERS' EQUITY:
The Company	63,836	78,016
Other investors	(66,889)	755
Total owners' equity	(3,053)	78,771
Total liabilities and owners’ equity	$759,183	$817,252

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Total revenues	$47,008	$43,636	$92,701	$88,838
Depreciation and amortization	(10,636)	(10,981)	(21,322)	(21,991)
Operating expenses	(14,499)	(12,815)	(29,704)	(26,573)
Interest and other income	437	677	936	1,246
Interest expense	(14,263)	(11,793)	(27,127)	(24,370)
Gain on extinguishment of debt	—	—	—	32,494
Gain on sales of real estate assets	24,214	832	24,537	2,902
Net income	$32,261	$9,556	$40,021	$52,546

	Company's Share for the Period		Company's Share for the Period
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Total revenues	$24,363	$25,193	$48,570	$50,046
Depreciation and amortization	(4,925)	(5,934)	(10,139)	(12,138)
Operating expenses	(7,018)	(7,234)	(14,630)	(14,304)
Interest and other income	281	405	593	756
Interest expense	(6,210)	(7,401)	(12,485)	(14,691)
Negative investment adjustment	3,596	576	8,549	1,814
Gain on sales of real estate assets	12,224	832	12,130	1,867
Net income	$22,311	$6,437	$32,588	$13,350

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

EBITDA for real estate ("EBITDAre") is a non-GAAP financial measure which NAREIT defines as net income (loss) (computed in accordance with GAAP), plus interest expense, income tax expense, depreciation and amortization, gains on the dispositions and deconsolidations of depreciable property, and adjustments to reflect the Company's share of EBITDAre from unconsolidated affiliates. The Company also calculates Adjusted EBITDAre to exclude the non-controlling interest in EBITDAre of consolidated entities, losses on extinguishment of debt and adjustments related to unconsolidated affiliates.

The Company presents the ratio of Adjusted EBITDAre to interest expense because the Company believes that the Adjusted EBITDAre to interest coverage ratio, along with cash flows from operating activities, investing activities and financing activities, provides investors an additional indicator of the Company's ability to incur and service debt. Adjusted EBITDAre excludes items that are not a normal result of operations which assists the Company and investors in distinguishing changes related to the growth or decline of operations at our properties. EBITDAre and Adjusted EBITDAre, as presented, may not be comparable to similar measures calculated by other companies. This non-GAAP measure should not be considered as an alternative to net income (loss), cash from operating activities or any other measure calculated in accordance with GAAP. Pro rata amounts listed below are calculated using the Company's effective ownership percentage in the respective joint venture and any other applicable terms.

Ratio of Adjusted EBITDAre to Interest Expense

(Dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$46,321	$2,158	$92,706	$10,545
Depreciation and amortization	36,283	39,702	74,381	85,243
Depreciation and amortization from unconsolidated affiliates	3,111	3,256	6,255	6,688
Interest expense	42,716	43,959	82,615	88,184
Interest expense from unconsolidated affiliates	6,210	7,401	12,485	14,691
Income taxes	642	369	(588)	(102)
Loss on impairment, including our share of unconsolidated affiliates	—	1,457	—	1,457
Gain on depreciable property	(24,013)	—	(24,013)	(21,532)
Gain on deconsolidation	(5,925)	—	(41,259)	—
EBITDAre (1)	105,345	98,302	202,582	185,174
Loss on extinguishment of debt	—	—	—	217
Abandoned projects expense	—	27	—	27
Adjustment for unconsolidated affiliates with negative investment	(1,781)	2,102	(4,665)	3,636
Net loss attributable to noncontrolling interests in other consolidated subsidiaries	131	603	241	1,011
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	(322)	(379)	(675)	(805)
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	(691)	(1,098)	(1,468)	(2,112)
Company's share of Adjusted EBITDAre	$102,682	$99,557	$196,015	$187,148
(1)
Includes $1,844 and $2,171 for the three months ended June 30, 2026 and 2025, respectively, related to sales of non-depreciable real estate assets. Includes $3,152 and $3,206 for the six months ended June 30, 2026 and 2025, respectively, related to sales of non-depreciable real estate assets.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

	Three Months Ended June 30,				Six Months Ended June 30,
	2026		2025		2026		2025

Interest Expense:
Interest expense	$42,716		$43,959		$82,615		$88,184
Interest expense from unconsolidated affiliates	6,210		7,401		12,485		14,691
Debt discount accretion, including our share of unconsolidated affiliates and net of noncontrolling interests' share	(5,143)		(9,197)		(10,822)		(18,404)
Noncontrolling interests' share of interest expense in other consolidated subsidiaries, excluding noncontrolling interests' share of debt discount accretion	(591)		(631)		(1,218)		(1,182)
Company's share of interest expense	$43,192		$41,532		$83,060		$83,289
Ratio of Adjusted EBITDAre to Interest Expense	2.4	x	2.4	x	2.4	x	2.2	x

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Company's share of Adjusted EBITDAre	$102,682	$99,557	$196,015	$187,148
Interest expense	(42,716)	(43,959)	(82,615)	(88,184)
Noncontrolling interests' share of interest expense in other consolidated subsidiaries	691	1,098	1,468	2,112
Income taxes	(642)	(369)	588	102
Net amortization of deferred financing costs, discounts on available-for-sale securities and debt discounts	5,557	7,880	11,773	15,527
Net amortization of intangible lease assets and liabilities	2,773	2,642	5,355	6,346
Depreciation and interest expense from unconsolidated affiliates	(9,321)	(10,657)	(18,740)	(21,379)
Adjustment for unconsolidated affiliates with negative investment	1,781	(2,102)	4,665	(3,636)
Noncontrolling interests' share of depreciation and amortization in other consolidated subsidiaries	322	379	675	805
Net loss attributable to noncontrolling interests in other consolidated subsidiaries	(131)	(603)	(241)	(1,011)
Gain on depreciable property from unconsolidated affiliates	12,107	—	12,107	—
Gain on outparcel sales	(1,727)	(1,339)	(3,129)	(1,339)
(Gain) loss on insurance proceeds	(110)	65	(84)	—
Equity in earnings of unconsolidated affiliates	(22,311)	(6,437)	(32,588)	(13,350)
Distributions of earnings from unconsolidated affiliates	17,414	4,356	21,531	8,891
Share-based compensation expense	2,496	4,289	4,860	8,279
Change in estimate of uncollectable revenues	935	483	2,701	1,042
Deferred income tax (benefit) provision	(827)	(1,048)	1,720	1,527
Changes in operating assets and liabilities	11,296	14,033	7,127	(2,933)
Cash flows provided by operating activities	$80,269	$68,268	$133,188	$99,947

Components of Consolidated Rental Revenues

The Company believes the following summary is useful to users of its consolidated financial statements because it provides more detail regarding the components of rental revenues in the consolidated financial statements and trends in these components for the periods shown.

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Minimum rents	$105,991	$101,384	$211,516	$202,404
Percentage rents	3,987	3,452	7,446	6,279
Other rents	2,370	2,169	4,552	4,374
Tenant reimbursements	30,821	29,830	62,557	61,688
Estimate of uncollectable amounts	(1,155)	(382)	(2,684)	(932)
Total rental revenues	$142,014	$136,453	$283,387	$273,813

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Schedule of Mortgage and Other Indebtedness

(Dollars in thousands)

Property	Location	Original Maturity Date	Optional Extended Maturity Date	Interest Rate	Balance as of June 30, 2026 (1)	Balance
						Fixed	Variable
Operating Properties:
Parkdale Mall & Crossing (2)	Beaumont, TX	Mar-26		5.85%	$48,285	$48,285	$—
Arbor Place (2)	Atlanta (Douglasville), GA	May-26		5.10%	82,994	82,994	—
The Outlet Shoppes at Laredo (3)	Laredo, TX	Jun-26		7.37%	30,680	—	30,680
Volusia Mall	Daytona Beach, FL	Oct-26		4.56%	32,398	32,398	—
West County Center	Des Peres, MO	Dec-26		3.40%	137,587	137,587	—
CoolSprings Galleria	Nashville, TN	May-28		4.84%	132,281	132,281	—
Cross Creek Mall	Fayetteville, NC	Aug-30		6.86%	76,989	76,989	—
Oak Park Mall	Overland Park, KS	Oct-30		5.00%	242,965	242,965	—
2032 non-recourse bank loan (4)		Oct-30	Oct-32	7.71%	442,956	367,956	75,000
Secured lifestyle centers loan due 2032		Oct-30	Oct-31/Oct-32	7.72%	176,080	—	176,080
Gateway Mall	Lincoln, NE	Mar-31		6.46%	20,915	20,915	—
Northwoods Mall	North Charleston, SC	Apr-31		9.12%	42,935	42,935	—
Secured mall loan due 2031		Apr-31		7.40%	423,853	423,853	—
Fayette Mall	Lexington, KY	May-31		7.25%	97,404	97,404	—
Hamilton Place	Chattanooga, TN	Jun-31		6.85%	71,900	71,900	—
Hamilton Place open-air centers loan	Chattanooga, TN	Jun-32		5.85%	64,180	64,180	—
Total Consolidated Debt					$2,124,402	$1,842,642	$281,760
Weighted-average interest rate					6.56%	6.39%	7.68%

Plus CBL's Share Of Unconsolidated Affiliates' Debt:
York Town Center	York, PA	Oct-26		6.00%	$14,090	$14,090	$—
Ambassador Town Center Infrastructure Improvements	Lafayette, LA	Mar-27		7.26%	1,012	1,012	—
Mayfaire Town Center - hotel development	Wilmington, NC	Jan-28		6.00%	9,190	—	9,190
Friendly Center	Greensboro, NC	May-28		6.44%	70,670	70,670	—
Coastal Grand Mall (5)	Myrtle Beach, SC	Aug-28		5.09%	37,460	37,460	—
Coastal Grand Crossing (5)	Myrtle Beach, SC	Aug-28		5.09%	1,808	1,808	—
The Outlet Shoppes at El Paso	El Paso, TX	Oct-28		5.10%	32,535	32,535	—
Ambassador Town Center	Lafayette, LA	Jun-29		4.35%	24,970	24,970	—
Hamilton Place Aloft Hotel	Chattanooga, TN	Jun-29		7.20%	6,976	6,976	—
Friendly Center Medical Office	Greensboro, NC	Jun-30		6.11%	1,672	1,672	—
The Pavilion at Port Orange	Port Orange, FL	Oct-30		5.93%	21,500	21,500	—
Coastal Grand Mall - Dick's Sporting Goods	Myrtle Beach, SC	Apr-31		6.17%	3,284	3,284	—
The Shoppes at Eagle Point	Cookeville, TN	May-32		5.40%	18,780	18,780	—
The Outlet Shoppes at Atlanta	Woodstock, GA	Oct-33		7.85%	39,665	39,665	—
The Outlet Shoppes of the Bluegrass	Simpsonville, KY	Nov-34		6.84%	42,233	42,233	—
Total Unconsolidated Debt					325,845	316,655	9,190

Plus Other Debt:
The Outlet Shoppes at Gettysburg (6)	Gettysburg, PA	Oct-25		4.80%	9,719	9,719	—
Jefferson Mall (7)	Louisville, KY	Jun-26		4.75%	48,647	48,647	—
Southpark Mall (8)	Colonial Heights, VA	Jun-26		4.85%	48,270	48,270	—
Total Other Debt					106,636	106,636	—

Property	Location	Original Maturity Date	Optional Extended Maturity Date	Interest Rate	Balance as of June 30, 2026 (1)	Balance
						Fixed	Variable
Less Noncontrolling Interests' Share Of Consolidated Debt:
The Outlet Shoppes at Laredo (35%)	Laredo, TX	Jun-26		7.37%	(10,738)	—	(10,738)
Hamilton Place (10%)	Chattanooga, TN	Jun-31		6.85%	(7,190)	(7,190)	—
Hamilton Place open-air centers loan (8% - 10%)	Chattanooga, TN	Jun-32		5.85%	(5,463)	(5,463)	—
					(23,391)	(12,653)	(10,738)

Company's Share Of Consolidated, Unconsolidated and Other Debt (9)					$2,533,492	$2,253,280	$280,212
Weighted-average interest rate					6.43%	6.27%	7.64%

Total Debt of Unconsolidated Affiliates:
York Town Center	York, PA	Oct-26		6.00%	$28,180	$28,180	$—
Ambassador Town Center Infrastructure Improvements	Lafayette, LA	Mar-27		7.26%	1,012	1,012	—
Mayfaire Town Center - hotel development	Wilmington, NC	Jan-28		6.00%	18,756	—	18,756
Friendly Center	Greensboro, NC	May-28		6.44%	141,340	141,340	—
Coastal Grand Mall (5)	Myrtle Beach, SC	Aug-28		5.09%	74,920	74,920	—
Coastal Grand Crossing (5)	Myrtle Beach, SC	Aug-28		5.09%	3,615	3,615	—
The Outlet Shoppes at El Paso	El Paso, TX	Oct-28		5.10%	65,071	65,071	—
Ambassador Town Center	Lafayette, LA	Jun-29		4.35%	38,415	38,415	—
Hamilton Place Aloft Hotel	Chattanooga, TN	Jun-29		7.20%	13,951	13,951	—
Friendly Center Medical Office	Greensboro, NC	Jun-30		6.11%	6,687	6,687	—
The Pavilion at Port Orange	Port Orange, FL	Oct-30		5.93%	43,000	43,000	—
Coastal Grand Mall - Dick's Sporting Goods	Myrtle Beach, SC	Apr-31		6.17%	6,569	6,569	—
The Shoppes at Eagle Point	Cookeville, TN	May-32		5.40%	37,560	37,560	—
The Outlet Shoppes at Atlanta	Woodstock, GA	Oct-33		7.85%	79,330	79,330	—
The Outlet Shoppes of the Bluegrass	Simpsonville, KY	Nov-34		6.84%	64,974	64,974	—
					$623,380	$604,624	$18,756
Weighted-average interest rate					6.10%	6.11%	6.00%
(1)
See page 13 for debt discounts and unamortized deferred financing costs.
(2)
The loan is in maturity default. The Company intends to cooperate with the foreclosure or conveyance of the property in satisfaction of the debt.
(3)
The loan is in maturity default. Subsequent to June 30, 2026, the loan was extended through November 2026.
(4)
The interest rate is a fixed 7.70% for $367,956 of the outstanding loan balance through July 2030, with the remaining loan balance bearing a variable interest rate based on the 30-day SOFR plus 4.10%. The full principal balance will convert to a variable rate after July 2030. The Operating Partnership has an interest rate swap on a notional amount of $32,000 related to the variable portion of the loan to effectively fix the interest rate at 7.3975%.
(5)
In September 2025, the Company entered into a forbearance agreement that waived the previous default interest and extended the maturity date through August 2028. The forbearance agreement provides for default interest on the outstanding loan balance of 1%, 2% and 3% for each respective year of the forbearance agreement.
(6)
In October 2025, the loan entered default. In May 2026, the property was placed into receivership. The Company anticipates returning the property to the lender.
(7)
In January 2026, the Company was notified by the lender that the loan was in default. In February 2026, the property was placed into receivership in connection with the foreclosure process. The Company anticipates returning the property to the lender.
(8)
In July 2025, the loan entered default and the property was placed into receivership. The Company anticipates returning the property to the lender.
(9)
As of June 30, 2026, CBL owns interests in 11 assets (8 malls, 2 outlet centers and an open-air center) with a pro rata share debt balance of $710,075 which have 100% of the cash flows from such properties restricted under the terms of the respective loan agreements. Of this amount, $678,606 of pro rata debt relates to malls, $29,661 relates to outlet centers and $1,808 relates to an open-air center. These loans are non-recourse to CBL. The restricted cash can only be used to pay the respective property’s real estate and insurance costs, debt service, operating expenses, and fund escrow accounts for capital expenditures and tenant allowances. Additionally, CBL receives management fees from the property cash flows. For the six months ended June 30, 2026, CBL’s pro rata share of same-center NOI was $191,775, of which same-center NOI from cash trapped properties made up $34,477, with $32,684 relating to malls, $1,569 relating to outlet centers and $224 relating to an open-air center. For the six months ended June 30, 2025, CBL’s pro rata share of same-center NOI was $187,646, of which same-center NOI from cash trapped properties made up $37,376, with $35,516 relating to malls, $1,643 relating to outlet centers and $217 relating to an open-air center.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Schedule of Maturities of Mortgage and Other Indebtedness

(Dollars in thousands)

Based on Maturity Dates As Though All Extension Options Available Have Been Exercised:

Year	Consolidated Debt	CBL's Share of Unconsolidated Affiliates' Debt	Other Debt (1)	Noncontrolling Interests' Share of Consolidated Debt	CBL's Share of Consolidated, Unconsolidated and Other Debt	% of Total	Weighted Average Interest Rate
2025	$—	$—	$9,719	$—	$9,719	0.38%	4.80%
2026	331,944	14,090	96,917	(10,738)	432,213	17.06%	4.67%
2027	—	1,012	—	—	1,012	0.04%	7.26%
2028	132,281	151,663	—	—	283,944	11.21%	5.34%
2029	—	31,946	—	—	31,946	1.26%	4.97%
2030	319,954	23,172	—	—	343,126	13.54%	5.48%
2031	657,007	3,284	—	(7,190)	653,101	25.78%	7.40%
2032	683,216	18,780	—	(5,463)	696,533	27.49%	7.49%
2033	—	39,665	—	—	39,665	1.57%	7.85%
2034	—	42,233	—	—	42,233	1.67%	6.84%
Total	$2,124,402	$325,845	$106,636	$(23,391)	$2,533,492	100.00%	6.43%

Based on Original Maturity Dates:
Year	Consolidated Debt	CBL's Share of Unconsolidated Affiliates' Debt	Other Debt (1)	Noncontrolling Interests' Share of Consolidated Debt	CBL's Share of Consolidated, Unconsolidated and Other Debt	% of Total	Weighted Average Interest Rate
2025	$—	$—	$9,719	$—	$9,719	0.38%	4.80%
2026	331,944	14,090	96,917	(10,738)	432,213	17.06%	4.67%
2027	—	1,012	—	—	1,012	0.04%	7.26%
2028	132,281	151,663	—	—	283,944	11.20%	5.34%
2029	—	31,946	—	—	31,946	1.26%	4.97%
2030	938,990	23,172	—	—	962,162	37.98%	6.91%
2031	657,007	3,284	—	(7,190)	653,101	25.78%	7.40%
2032	64,180	18,780	—	(5,463)	77,497	3.06%	5.74%
2033	—	39,665	—	—	39,665	1.57%	7.85%
2034	—	42,233	—	—	42,233	1.67%	6.84%
Total	$2,124,402	$325,845	$106,636	$(23,391)	$2,533,492	100.00%	6.43%

(1)
During the year ended December 31, 2025, the Company deconsolidated Southpark Mall due to a loss of control when the property was placed into receivership in connection with the foreclosure process. In January 2026, the Company was notified by the lender that the loan secured by Jefferson Mall was in default. In February 2026, the Company deconsolidated Jefferson Mall when it was placed into receivership in connection with the foreclosure process. In October 2025, The Outlet Shoppes at Gettysburg entered into maturity default. In May 2026, the Company deconsolidated The Outlet Shoppes at Gettysburg when it was placed into receivership in connection with the foreclosure process.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Operating Metrics by Collateral Pool

Basis of Presentation

The tables below provide certain property level financial information by property type and by categories based on the debt supported. The property types include Malls, Lifestyle Centers, Outlet Centers, Open-Air Centers, Outparcels and Other, each as defined below:

Malls: The Malls are enclosed large regional shopping centers, generally anchored by two or more anchors or junior anchors, a wide variety of in-line retail stores, restaurants and non-retail tenants.

Lifestyle Centers: The Lifestyle Centers are large open-air centers, generally anchored by one or more anchors, which can include traditional department store anchors, grocers, or other non-traditional anchors and/or junior anchors, a wide variety of in-line and retail stores, restaurants, and/or non-retail tenants.

Outlet Centers: The Outlet Centers are open-air centers, generally anchored by one or more discount or off-price junior anchors and a wide variety of brand name off-price or discount in-line stores.

Open-Air Centers: The Open-Air Centers are designed to attract local and regional customers. They are typically anchored by a combination of supermarkets, value-priced stores, big-box retailers or may also feature traditional department stores. Open-Air Centers also feature a selection of shops that may include traditional retail stores, services or convenience offerings. Open-Air Centers may be located adjacent to CBL’s existing Malls or Lifestyle Centers.

Outparcels: The outparcels are subdivided improved parcels of land located at or adjacent to our Malls, Lifestyle Centers, Outlet Centers or Open-Air Centers. The outparcels are generally single-tenant or multi-tenant buildings that are either structured on a ground lease or building lease.

Other: Other includes other non-retail property types such as office, hotels or vacant land.

The information provided in the tables below, including historic operational and financial information, is for properties owned as of June 30, 2026, as listed on the Property List table. Information is provided on a “same-center” basis and any properties or interests in properties acquired or disposed of prior to June 30, 2026, were assumed to have been acquired or disposed for all periods presented. Properties excluded from the same-center pool that would otherwise meet these criteria are categorized as excluded properties. We exclude properties which are under major redevelopment or are being considered for repositioning, and where we are working or intend to work with the lender on a restructure of the terms of the loan secured by the property or convey the secured property to the lender (“Excluded Properties”).

Net Operating Income (NOI) and other financial information included in the presentation is reflected based on CBL’s share of ownership.

NOI is a supplemental non-GAAP measure of the operating performance of our shopping centers and other properties. We define NOI as property operating revenues (rental revenues and other income) less property operating expenses (property operating, real estate taxes and maintenance and repairs). NOI excludes straight-line rents, above/below market lease rates, landlord inducement write-offs, lease buyouts and management fees.

Due to the exclusions noted above, NOI should only be used as a supplemental measure of our performance and not as an alternative to GAAP operating income (loss) or net income (loss).

Interest is calculated on a GAAP basis including amortization of deferred financing costs and accretion of debt discounts.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Property List:

Property	Location	Sales Per Square Foot for the Trailing Twelve Months Ended (1)		In-Line Occupancy (2)
		June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
CONSOLIDATED UNENCUMBERED
Malls:
Dakota Square Mall	Minot, ND
Meridian Mall	Lansing, MI
Mid Rivers Mall	St. Peters, MO
Northgate Mall	Chattanooga, TN
Northpark Mall	Joplin, MO
Parkway Place	Huntsville, AL
South County Center	St. Louis, MO
St. Clair Square	Fairview Heights, IL
Stroud Mall	Stroudsburg, PA
Total Malls		$343	$330	80.6%	80.8%

Outparcels and Other		N/A	N/A	93.4%	91.8%

Total Consolidated Unencumbered		$343	$330	81.8%	81.8%

JOINT VENTURE ASSETS
Malls:
Coastal Grand Mall	Myrtle Beach, SC
Governor's Square	Clarksville, TN
Kentucky Oaks Mall	Paducah, KY
Total Malls		$389	$385	89.2%	89.1%

Outlet Centers:
The Outlet Shoppes at Atlanta	Woodstock, GA
The Outlet Shoppes at El Paso	El Paso, TX
The Outlet Shoppes of the Bluegrass	Simpsonville, KY
Total Outlet Centers		$490	$471	94.5%	95.4%

Lifestyle Centers:
Friendly Center and The Shops at Friendly	Greensboro, NC	$668	$610	96.1%	92.3%

Open-Air Centers:
Ambassador Town Center	Lafayette, LA
Coastal Grand Crossing	Myrtle Beach, SC
Governor's Square Plaza	Clarksville, TN
The Pavilion at Port Orange	Port Orange, FL
The Shoppes at Eagle Point	Cookeville, TN
York Town Center	York, PA
Total Open-Air Centers		N/A	N/A	97.4%	91.5%

Total Joint Venture Assets		$498	$475	94.5%	92.3%

CONSOLIDATED ENCUMBERED ASSETS
Malls:
CherryVale Mall	Rockford, IL
CoolSprings Galleria	Nashville, TN
Cross Creek Mall	Fayetteville, NC
East Towne Mall	Madison, WI
Fayette Mall	Lexington, KY
Frontier Mall	Cheyenne, WY
Hamilton Place	Chattanooga, TN
Hanes Mall	Winston-Salem, NC
Kirkwood Mall	Bismarck, ND
Mall del Norte	Laredo, TX
Northwoods Mall	North Charleston, SC
Oak Park Mall	Overland Park, KS

Property	Location	Sales Per Square Foot for the Trailing Twelve Months Ended (1)		In-Line Occupancy (2)
		June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Post Oak Mall	College Station, TX
Richland Mall	Waco, TX
Sunrise Mall	Brownsville, TX
Turtle Creek Mall	Hattiesburg, MS
Valley View Mall	Roanoke, VA
Volusia Mall	Daytona Beach, FL
West County Center	Des Peres, MO
West Towne Mall	Madison, WI
Westmoreland Mall	Greensburg, PA
Total Malls		$471	$457	90.2%	90.0%

Outlet Centers:
The Outlet Shoppes at Laredo	Laredo, TX	$351	$331	80.3%	83.8%

Lifestyle Centers:
Mayfaire Town Center	Wilmington, NC
Pearland Town Center	Pearland, TX
Southaven Towne Center	Southaven, MS
Total Lifestyle Centers		$436	$409	90.1%	89.5%

Open-Air Centers:
Alamance Crossing West	Burlington, NC
CoolSprings Crossing	Nashville, TN
Courtyard at Hickory Hollow	Nashville, TN
Frontier Square	Cheyenne, WY
Gunbarrel Pointe	Chattanooga, TN
Hamilton Corner	Chattanooga, TN
Hamilton Crossing	Chattanooga, TN
Harford Annex	Bel Air, MD
The Landing at Arbor Place	Atlanta (Douglasville), GA
The Plaza at Fayette	Lexington, KY
The Shoppes at Hamilton Place	Chattanooga, TN
The Shoppes at St. Clair Square	Fairview Heights, IL
Sunrise Commons	Brownsville, TX
The Terrace	Chattanooga, TN
West Towne Crossing	Madison, WI
WestGate Crossing	Spartanburg, SC
Westmoreland Crossing	Greensburg, PA
Total Open-Air Centers		N/A	N/A	93.4%	93.0%

Outparcels		N/A	N/A	95.6%	96.2%

Total Consolidated Encumbered Assets		$463	$447	90.7%	90.6%

Total Same-Center Portfolio		$457	$439	90.3%	89.7%

ACQUIRED PROPERTIES
Ashland Town Center (3)	Ashland, KY
Gateway Mall (4)	Lincoln, NE
Mesa Mall (3)	Grand Junction, CO
Paddock Mall (3)	Ocala, FL
Southgate Mall (3)	Missoula, MT
Total Acquired Properties		$421	$415	91.2%	N/A

Total Portfolio		$455	$438	90.4%	88.8%

EXCLUDED PROPERTIES
Arbor Place	Atlanta (Douglasville), GA
Brookfield Square	Brookfield, WI
Eastland Mall	Bloomington, IL
Harford Mall	Bel Air, MD
Jefferson Mall	Louisville, KY
Laurel Park Place	Livonia, MI
Old Hickory Mall	Jackson, TN
The Outlet Shoppes at Gettysburg	Gettysburg, PA

Property	Location	Sales Per Square Foot for the Trailing Twelve Months Ended (1)		In-Line Occupancy (2)
		June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Parkdale Crossing	Beaumont, TX
Parkdale Mall	Beaumont, TX
Southpark Mall	Colonial Heights, VA
York Galleria	York, PA
Total Excluded Properties		N/A	N/A	N/A	N/A
(1)
Represents same-center sales per square foot for tenants 10,000 square feet or less for malls, outlet centers and lifestyle centers. Sales are reported on a whole property basis. Sales for unencumbered portions or outparcels of a property with reporting tenants under 10,000 square feet are reflected with the sales of the main property.
(2)
Includes occupancy metrics for stores with gross leasable area under 20,000 square feet for unencumbered portions or outparcels of a property.
(3)
The property is encumbered by the 2032 non-recourse bank loan (consolidated encumbered assets - malls), but has not yet met the same-center criteria. Sales information is included for the prior-year period, but prior-year occupancy information was unavailable.
(4)
The property is encumbered (consolidated encumbered assets - malls), but has not yet met the same-center criteria. Sales information is included for the prior-year period, but prior-year occupancy information was unavailable.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Operating Metrics - Six Months Ended June 30, 2026 at CBL Share
(Dollars in thousands)
	NOI	Capital Expenditures	Redevelopment	Unleveraged Cash Flow	Interest Expense	Non-Cash Interest Expense (1)	Amortization	Cash Flow
CONSOLIDATED UNENCUMBERED
Malls	$18,321	$(1,808)	$-	$16,513	$-	$-	$-	$16,513
Outlet Centers	(17)	-	-	(17)	-	-	-	(17)
Outparcels	352	-	-	352	-	-	-	352
Other	1,158	(538)	-	620	-	-	-	620
Term Loan Debt Service (2)	-	-	-	-	(159)	2	(242)	(399)
Total Consolidated Unencumbered	19,814	(2,346)	-	17,468	(159)	2	(242)	17,069

JOINT VENTURE ASSETS
Malls	8,094	(997)	-	7,097	(1,181)	90	(2,323)	3,683
Outlet Centers	9,097	(1,584)	-	7,513	(4,042)	71	(606)	2,936
Lifestyle Centers	6,895	(691)	-	6,204	(2,383)	83	(594)	3,310
Open-Air Centers	6,055	(306)	-	5,749	(3,575)	66	(755)	1,485
Outparcels	144	-	-	144	-	-	-	144
Other	271	(27)	-	244	(305)	-	(1,856)	(1,917)
Total Joint Venture Assets	30,556	(3,605)	-	26,951	(11,486)	310	(6,134)	9,641

CONSOLIDATED ENCUMBERED ASSETS
Malls	104,395	(16,520)	-	87,875	(44,101)	12,028	(14,430)	41,372
Outlet Centers	1,257	(42)	-	1,215	(822)	77	(455)	15
Lifestyle Centers	12,224	(1,922)	-	10,302	(3,685)	277	-	6,894
Open-Air Centers	14,253	(1,212)	-	13,041	(8,166)	224	(381)	4,718
Outparcels	8,652	(27)	-	8,625	(5,979)	182	-	2,828
Other	624	-	-	624	-	-	-	624
Term Loan Debt Service (2)	-	-	-	-	(8,189)	82	(12,471)	(20,578)
Total Consolidated Encumbered Assets	141,405	(19,723)	-	121,682	(70,942)	12,870	(27,737)	35,873

Total Same-Center	191,775	(25,674)	-	166,101	(82,587)	13,182	(34,113)	62,583

Not same-center	31,105	(1,913)	-	29,192	(11,045)	2,107	(4,002)	16,252

Total Portfolio	$222,880	$(27,587)	$-	$195,293	$(93,632)	$15,289	$(38,115)	$78,835
(1)
Non-cash interest expense consists of the accretion of debt discounts, amortization of deferred financing costs and default interest.
(2)
Properties that were previously encumbered by the secured term loan are now primarily encumbered by the secured mall loan due 2031 and the secured lifestyle centers loan due 2032, but one property is now unencumbered.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Operating Metrics - Six Months Ended June 30, 2025 at CBL Share
(Dollars in thousands)
	NOI	Capital Expenditures	Redevelopment	Unleveraged Cash Flow	Interest Expense	Non-Cash Interest Expense (1)	Amortization	Cash Flow
CONSOLIDATED UNENCUMBERED
Malls	$19,943	$(3,001)	$-	$16,942	$-	$-	$-	$16,942
Outlet Centers	(17)	-	-	(17)	-	-	-	(17)
Outparcels	385	-	-	385	-	-	-	385
Other	1,064	(178)	-	886	-	-	-	886
Term Loan Debt Service (2)	-	-	-	-	(469)	4	(349)	(814)
Total Consolidated Unencumbered	21,375	(3,179)	-	18,196	(469)	4	(349)	17,382

JOINT VENTURE ASSETS
Malls	7,675	(2,115)	-	5,560	(1,777)	697	(2,363)	2,117
Outlet Centers	8,874	(314)	-	8,560	(4,087)	71	(573)	3,971
Lifestyle Centers	6,253	(265)	(984)	5,004	(2,419)	83	(558)	2,110
Open-Air Centers	5,832	(603)	-	5,229	(3,902)	102	(2,249)	(820)
Outparcels	240	-	-	240	-	-	-	240
Other	350	(13)	-	337	(263)	-	(1,629)	(1,555)
Total Joint Venture Assets	29,224	(3,310)	(984)	24,930	(12,448)	953	(7,372)	6,063

CONSOLIDATED ENCUMBERED ASSETS
Malls	101,538	(10,460)	-	91,078	(34,378)	13,125	(18,821)	51,004
Outlet Centers	1,190	(4)	-	1,186	(1,012)	192	(390)	(24)
Lifestyle Centers	11,470	(4,357)	-	7,113	-	-	-	7,113
Open-Air Centers	13,837	(1,076)	-	12,761	(8,088)	527	-	5,200
Outparcels	8,574	(83)	-	8,491	(6,257)	474	-	2,708
Other	438	-	-	438	-	-	-	438
Term Loan Debt Service (2)	-	-	-	-	(24,158)	194	(17,980)	(41,944)
Total Consolidated Encumbered Assets	137,047	(15,980)	-	121,067	(73,893)	14,512	(37,191)	24,495

Total Same-Center	187,646	(22,469)	(984)	164,193	(86,810)	15,469	(44,912)	47,940

Not same-center	28,758	(2,312)	(4,102)	22,344	(13,678)	5,462	(7,935)	6,193
Term Loan Debt Service (2)	-	-	-	-	(275)	2	(238)	(511)

Total Portfolio	$216,404	$(24,781)	$(5,086)	$186,537	$(100,763)	$20,933	$(53,085)	$53,622
(1)
Non-cash interest expense consists of the accretion of debt discounts, amortization of deferred financing costs and default interest.
(2)
Properties that were previously encumbered by the secured term loan are now primarily encumbered by the secured mall loan due 2031 and the secured lifestyle centers loan due 2032, but one property was sold and one property is now unencumbered.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

New and Renewal Leasing Activity of Same Small Shop Space Less Than 10,000 Square Feet

Property Type	Square Feet	Prior Gross Rent PSF	New Initial Gross Rent PSF	% Change Initial	New Average Gross Rent PSF	% Change Average
Three Months Ended June 30, 2026:
All Property Types (1)	585,056	$39.67	$41.33	4.2%	$43.17	8.8%
Malls, Lifestyle Centers & Outlet Centers (2)	531,821	40.17	41.54	3.4%	43.45	8.2%
New leases (2)	88,376	37.79	46.73	23.7%	51.27	35.7%
Renewal leases (2)	443,445	40.64	40.50	(0.3)%	41.89	3.1%
Open-air Centers	40,406	35.11	40.54	15.5%	41.57	18.4%
Six Months Ended June 30, 2026:
All Property Types (1)	956,736	$41.12	$42.64	3.7%	$44.22	7.5%
Malls, Lifestyle Centers & Outlet Centers (2)	895,666	41.50	42.83	3.2%	44.43	7.1%
New leases (2)	131,179	36.46	47.65	30.7%	51.65	41.7%
Renewal leases (2)	764,487	42.37	42.01	(0.8)%	43.20	2.0%
Open-air Centers	48,241	36.02	41.17	14.3%	42.35	17.6%
(1)
Includes malls, lifestyle centers, outlet centers, open-air centers and other.
(2)
The change is primarily driven by malls.

Total Leasing Activity:		Average Annual Base Rents Per Square Foot (1) By Property Type For Small Shop Space Less Than 10,000 Square Feet:
	Square Feet
Three Months Ended June 30, 2026:
Operating portfolio:			As of June 30,	As of June 30,
New leases	257,968		2026	2025
Renewal leases	998,631	Same-center Malls, Lifestyle & Outlet Centers	$32.24	$32.15
Development portfolio:		Total Malls	31.96	31.75
New leases	—	Total Lifestyle Centers	32.88	32.68
Total leased	1,256,599	Total Outlet Centers	32.78	30.35
		Total Malls, Lifestyle & Outlet Centers	32.17	31.67
Six Months Ended June 30, 2026:		Open-Air Centers	16.33	16.16
Operating portfolio:		Other	21.62	21.75
New leases	409,234
Renewal leases	1,429,876
Development portfolio:
New leases	—
Total leased	1,839,110

(1)
Average annual base rents per square foot are based on contractual rents in effect as of June 30, 2026, including the impact of any rent concessions. Average base rents for open-air centers and office buildings include all leased space, regardless of size.

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

New and Renewal Leasing Activity of Same Small Shop Space Less Than 10,000 Square Feet

For the Six Months Ended June 30, 2026 Based on Commencement Date

	Number of Leases	Square Feet	Term (in years)	Initial Rent PSF	Average Rent PSF	Expiring Rent PSF	Initial Rent Spread		Average Rent Spread
Commencement 2026:
New	79	213,605	7.33	$47.40	$51.70	$35.23	$12.17	34.5%	$16.47	46.7%
Renewal	514	1,509,581	3.05	43.60	44.62	43.37	0.23	0.5%	1.25	2.9%
Commencement 2026 Total	593	1,723,186	3.62	44.07	45.50	42.36	1.71	4.0%	3.14	7.4%

Commencement 2027:
New	11	30,662	9.41	59.73	65.24	51.10	8.63	16.9%	14.14	27.7%
Renewal	74	211,061	3.28	43.98	45.32	41.90	2.08	5.0%	3.42	8.2%
Commencement 2027 Total	85	241,723	4.07	45.98	47.84	43.06	2.92	6.8%	4.78	11.1%

Total 2026/2027	678	1,964,909	3.67	$44.30	$45.79	$42.45	$1.85	4.4%	$3.34	7.9%

CBL & Associates Properties, Inc.

Supplemental Financial and Operating Information

Top 25 Tenants Based On Percentage Of Total Annualized Revenues

	Tenant	Number of Stores	Square Feet	Percentage of Total Revenues (1)
1	Signet Group, PLC (2)	103	150,019	2.65%
2	Victoria's Secret & Co.	45	371,601	2.62%
3	American Eagle Outfitters, Inc.	58	355,407	2.53%
4	Dick's Sporting Goods, Inc. (3)	22	1,432,702	2.19%
5	Pentland Group (4)	60	359,840	2.13%
6	Foot Locker, Inc.	55	291,385	1.98%
7	Bath & Body Works, Inc.	51	218,322	1.77%
8	Genesco Inc. (5)	68	136,007	1.47%
9	Knitwell Group	74	333,806	1.44%
10	The Buckle, Inc.	34	177,535	1.31%
11	Catalyst Brands	60	3,076,123	1.21%
12	Luxottica Group S.P.A. (6)	68	147,303	1.15%
13	The Gap Inc.	38	461,877	1.14%
14	Sycamore Partners	88	211,816	1.03%
15	Barnes & Noble Booksellers, Inc.	18	473,262	1.01%
16	Abercombie & Fitch, Co.	28	190,727	0.97%
17	The TJX Companies, Inc. (7)	16	462,987	0.90%
18	Cinemark Corp.	7	354,786	0.89%
19	H & M Hennes & Mauritz AB	33	698,112	0.83%
20	Spencer Spirit Holdings, Inc.	41	95,616	0.82%
21	Ames Watson, LLC (8)	92	118,823	0.79%
22	GoTo Foods (9)	59	39,845	0.76%
23	Shoe Show, Inc.	25	317,408	0.75%
24	Ulta Salon, Cosmetics & Fragrance, Inc.	22	225,059	0.74%
25	Darden Restaurants, Inc.	31	212,001	0.62%
		1,196	10,912,369	33.70%
(1)
Includes the Company's proportionate share of total revenues from consolidated and unconsolidated affiliates based on the ownership percentage in the respective joint venture and any other applicable terms.
(2)
Signet Group, PLC. operates Kay Jewelers, Marks & Morgan, JB Robinson, Shaw's Jewelers, Osterman's Jewelers, LeRoy's Jewelers, Jared Jewelers, Belden Jewelers, Ultra Diamonds, Rogers Jewelers, Zales, Peoples, Banter by Piercing Pagoda and Piercing Pagoda.
(3)
Dick's Sporting Goods, Inc. operates Dick's Sporting Goods, Golf Galaxy and Field & Stream. Includes a former Sears lease acquired by Dick's Sporting Goods, Inc. for future redevelopment.
(4)
Pentland Group is formerly known as Finish Line, Inc. and operates Finish Line, City Gear, Hibbett Sports, JD Sports and Shoe Palace.
(5)
Genesco Inc. operates Journey's, Underground by Journey's, Shi by Journey's, Johnston & Murphy, Hat Shack, Lids, Hat Zone and Clubhouse.
(6)
Luxottica Group S.P.A. operates Lenscrafters, Pearle Vision and Sunglass Hut.
(7)
The TJX Companies, Inc. operates T.J. Maxx, Marshalls, HomeGoods and Sierra Trading Post.
(8)
Ames Watson, LLC operates Lids, Lid's Locker Room and Claire's.
(9)
GoTo Foods operates Cinnabon, Auntie Anne's, Moe's Southwest Grill, McAlister's Deli and Jamba.

Capital Expenditures

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Tenant allowances (1)	$4,457	$3,327	$9,035	$9,870
Renovations	29	—	29	—
Maintenance capital expenditures: (2)
Parking lot and parking lot lighting	3,018	2,059	3,370	3,056
Roof replacements	1,010	1,604	1,086	2,880
Other capital expenditures	8,602	5,060	14,067	8,975
Total maintenance capital expenditures	12,630	8,723	18,523	14,911
Total capital expenditures	$17,116	$12,050	$27,587	$24,781
(1)
Tenant allowances, sometimes made to third-generation tenants, are recovered through minimum rents from the tenants over the term of the lease.
(2)
The capital expenditures incurred for maintenance such as parking lot repairs, parking lot lighting and roofs are classified as maintenance capital expenditures.